UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  August 22, 2008

GOLD CREST MINES, INC.

(Exact name of registrant as specified in its charter)

Nevada	000-52392	82-0290112
(State or other jurisdiction of incorporation or organization)	Commission file number	(IRS Employer Identification Number)

10807 E Montgomery Dr. Suite #1 Spokane Valley, WA	99206
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (509) 893-0171

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01   Entry into a Material Definitive Agreement

Cougar Gold LLC, a Delaware limited liability company (“Cougar Gold”) had previously entered into a Subscription Agreement dated as of June 12, 2008, (the “June Subscription Agreement”) with us.  Pursuant to the terms of the Subscription Agreement, Cougar Gold subscribed to purchase 3,000,000 shares of our stock at $0.10 per share.  The June Subscription Agreement also provided that if and when the transaction with Cougar Gold relating to our Idaho properties (the “Idaho Properties”) was consummated, Cougar Gold would purchase an additional 5,000,000 shares of our stock at $0.10 per share.

Since the time of entering into the June Subscription Agreement, Cougar Gold has been conducting a due diligence investigation of the Idaho Properties and has incurred significant due diligence expenditures to determine whether the Idaho Properties are suitable for acquisition by Cougar Gold.  Due to unforeseen matters respecting the Idaho Properties, Cougar Gold was not able to finalize its due diligence within the original period and required additional time before it would be able to make a final determination whether to go forward with the transaction.  We agreed to give Cougar Gold additional time to complete its due diligence.  In addition, we are in need of cash to pay, among other things, the annual claim maintenance fees for the unpatented mining claims forming a part of the Idaho Properties.

In order to provide us with additional funds with which to fund the activities of our subsidiaries, Cougar Gold was willing to purchase an additional 500,000 shares of our common stock at a purchase price of $.10 in return for an extension of the exclusivity period under the original agreement relating to the Idaho Properties, provided that payment of such purchase price would be credited against the earn-in amount that Cougar Gold would pay to satisfy its initial contribution under the Golden Lynx joint venture agreement.  Further, if Cougar Gold does not elect to enter into an agreement covering the Idaho Properties, we would issue to Cougar Gold an additional 500,000 shares of stock (valued for the purposes of that transaction at $0.10 per share), at no additional cost.

On August 22, 2008, we entered into a Subscription Agreement with Cougar Gold in which Cougar Gold agreed to purchase 500,000 shares of common stock at $0.10 per share, for gross proceeds of $50,000.  These 500,000 shares are to be delivered upon receipt of the $50,000.  An additional 500,000 shares will be delivered if our transaction with Cougar Gold pertaining to our Idaho Properties is not consummated by October 15, 2008.  We also extended the exclusive period during which Cougar Gold could complete its due diligence until October 15, 2008.  We also agreed to credit the cash purchase price of these shares to the required payments under the Golden Lynx joint venture agreement.

Item 3.02  Unregistered Sales of Equity Securities

As set forth above, the Company sold 500,000 shares of common stock to Cougar Gold for $50,000 and has agreed to issue an additional 500,000 shares for no further consideration if Cougar Gold decides not to proceed with the Idaho Properties.  These shares were issued without registration under the Securities Act by reason of the exemption from registration afforded by the provisions of Section 4(6) and/or Section 4(2) thereof, and Rule 506 promulgated thereunder, as a transaction by an issuer not involving any public offering.  At the time of the purchase Cougar Gold was an accredited investor as defined in Regulation D.  It delivered appropriate investment representations with respect to this stock sale and consented to the imposition of restrictive legends upon the stock certificate representing the shares.  Cougar Gold did not enter into the transaction with the Company as a result of or subsequent to any advertisement, article, notice, or other communication published in any newspaper, magazine, or similar media or broadcast on television or radio, or presented at any seminar or meeting.  Representatives of Cougar Gold were also afforded the opportunity to ask questions of the Company’s management and to receive answers concerning the terms and conditions of the transaction.  No underwriting discounts or commissions were paid in connection with the stock sale.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

GOLD CREST MINES, INC.

By:

/s/ Matt J. Colbert

Date:  August 28, 2008

Matt J. Colbert, CFO

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